e Nutrition, Inc.

License Agreement

THIS AGREEMENT is made and entered into this 1st day of September 2001, by and between, e Nutrition, Inc., a Nevada corporation, with its principal place of business at Mapleton, Utah, hereinafter referred to as "Licensor,@ and HI-Q Nutrition, Inc., a Nevada corporation, with its principal place of business at Springville, Utah, hereinafter referred to as "Licensee".

WHEREAS, the Licensor has expended time, effort, and money to develop and obtain expertise in the field of producing, merchandising, distributing, and promoting the sale of nutritional supplements and has successfully established market demand for such products under the trade name HI-Q. The Licensor is the lawful owner of the HI-Q trade name and believes the brand signifies the highest standards of product quality; and

WHEREAS, the Licensee desires to produce, market and distribute the aforementioned products established by the Licensor under the trade name HI-Q as hereinafter provided.

IT IS THEREFORE AGREED between the parties as follows:

1. License. The Licensee shall have the exclusive right to engage, under the terms hereof, in the business of manufacturing, marketing, and distributing nutritional products under the trade name HI-Q, as approved by Licensor.

2. Term of license. The term of this license shall commence from the date of this agreement and shall continue for 90 days and is renewable upon the mutual agreement of both parties.

3. Initial Funds to be paid. The Licensee shall pay to the Licensor, as the initial fee, the sum of Five Thousand Dollars ( $5,000 ) in cash payable in full upon the execution of this agreement. All inventories on hand at the time of this agreement, become the property of the Licensee.

4. Reoccurring Funds to be paid. Licensee shall pay a royalty of One Dollar ($1.00) for each bottle manufactured, excluding inventories on hand at the time of this agreement, as they are sold. Licensee agrees to pay on or before the tenth day of the month following the month of sale.

5. Territory. The Licensor shall not, while this Agreement is in effect, operate for itself or grant a license to sell, market, distribute or manufacture or use in any way the HI-Qtrade name, to any other entity in the United States for the length of this agreement.

6. Product liability. Licensor makes no representations regarding the ability of the HI-Q trade named products to perform any specific function other than as food supplement.

Licensee agrees to indemnify and hold harmless Licensor against any claims.

7. Customer Service. Licensee shall provide customer service to all HI-Q customers past and present, including inquiries, back orders, misplaced shipments, lost items, complaints, charge-backs, and refunds.

8. Confidentiality. The Licensee acknowledges the confidential nature of information and procedures which shall be made available to it by Licensor, and neither Licensee or Licensor may disclose to anyone other than an authorized manufacturer any information or formulation of the Licensor.

4. Reporting Requirements. The Licensee shall submit to the Licensor, such financial and operating information as required by the Licensor. The Licensor shall not release such information without the prior written approval from the licensee.

10. Vendors accounts. Licensee shall establish vendor accounts, including merchant accounts, in its own name. Licensor shall terminate vendor accounts established in its name. Licensee may not establish or conduct business under the name of the Licensor or obligate the Licensor in any way.

11. Termination.

1. In the event of any failure by the Licensee to pay any amounts owed to the Licensor, the Agreement may be terminated by Licensor.

2. In the event of any failure by the Licensor to provide marketing or other information; or to market the HI-Qproducts itself or through a contractor within the United States the Agreement may be terminated by Licensee.

12. Complete agreement. This agreement contains the entire agreement of the parties, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

13. Governing law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Utah.

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For e Nutrition, Inc., Steven L. White, Licensor

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For HI-Q Nutrition, Inc., David Ruff, Licensee